EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

AdStar, Inc.
Marina Del Rey, California

      We hereby consent to the incorporation by reference in the Prospectus constituting a part of Amendment No. 1 to this Registration Statement on Form S-3 of our report dated March 28, 2003, relating to the financial statements of AdStar, Inc. appearing in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2002 and our report dated December 30, 2003, relating to the financial statements of Edgil Associates, Inc. for the years ended June 30, 2003 and 2002 appearing in the Company’s Current Report on Form 8-K/A filed on January 5, 2004.

     We also consent to the reference to us under the heading “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

BDO Seidman, LLP

Los Angeles, California
February 17, 2004